Exhibit 3.286

FOX MCKEITHEN
Secretary of State
Received & Filed
DATE MAY 25 1999
AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP
OF
PHC-OPELOUSAS, L.P.
     Pursuant to Section 3404 of the Louisiana Civil Code of 1870, this undersigned parties being all of the partners (the “Partners”) of PHC-Opelousas, L.P. (the “Limited Partnership”), a Louisiana limited partnership formed pursuant to the provisions of Article 2836 et. seq. of the Louisiana Civil Code of 1870, as amended and reenacted (the “Act”), hereby agree as follows:

		Percent	Capital
	Name and Address	Ownership	Contribution
General Partner:	PHC-Doctors’ Hospital, Inc.	1%	$1.00
	a Louisiana corporation
	105 Westwood Place, Suite 400
	Brentwood, Tennessee 37027

Limited Partner:	PHC-Louisiana, Inc.	99%	$99.00
	a Louisiana corporation
	105 Westwood Place, Suite 400
	Brentwood, Tennessee 37027
     Each Partner made its contribution to capital in cash at the time it executed the Articles of Limited Partnership, dated April 19, 1999, which these articles hereby amend and restate in their entirety. Neither Partner shall be required to make any additional contribution of capital to the Limited Partnership, although the Partners may from time to time agree to make additional contributions to the Limited Partnership.
     The Limited Partnership may engage in any lawful business permitted by the Act, including without limitation, acquiring, owning, operating, selling, leasing, and otherwise dealing with hospitals and other healthcare businesses.
     The address of the registered and principal office of the Limited Partnership is 3972 1-49 South Service Road, Opelousas, Louisiana 70570 and the name and address of the registered agent for service of process on the Limited Partnership in the State of Louisiana is National Registered Agents, Inc., 3500 Highway 190, Mandeville, Louisiana 70471-3124.
     The Limited Partnership shall be terminated and dissolved upon the earlier of (i) the mutual agreement of the Partners or (ii) December 31, 2050. After payment of all obligations and other liabilities as provided in the Act, notwithstanding any provision to the contrary in this Agreement, all remaining Limited Partnership assets shall be distributed to the Partners in accordance with their positive ending capital account balances in compliance with Treasury Regulation Section 1.704-l(b)(2)(ii)(b)(2). No Partner shall have the obligation to another Partner, the Limited

Partnership, or third party to restore a negative capital account balance during the existence or upon termination of the Limited Partnership.
     A capital account for each Partner shall be established, maintained and adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv), including any optional adjustments under Treasury Regulation Section 1.704-1(b)(2)(iv)(f) that the General Partner believes are necessary to reflect the economic interests of the Partners and, if applicable, the adjustments required under Treasury Regulation Section 1.704-1(b)(2)(iv)(g).
     All distributions and, after giving effect to the special allocations in the following paragraph, all allocations of income, gins, losses and credits shall be made in accordance with the Percent Ownership of each Partner. No allocation of loss or deduction will be made to a Partner that would create an impermissible capital account balance as computed under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).
     This Agreement contains, and the Partners shall comply with the “qualified income offset” provision of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), the minimum gain chargeback provisions and provisions relating to the special allocation of nonrecourse deductions of Treasury Regulations Section 1.704-2. The allocations contained in this paragraph shall be defined, interpreted and made in accordance with the applicable Treasury Regulations.
     Income, gain, loss and deduction as computed for income tax purposes with respect to Limited Partnership property subject to Internal Revenue Code Section 704(c) and/or Treasury Regulations Section 1.704-1(b)(2)(iv)(f) shall be allocated in accordance with said Internal Revenue Code Section and/or Treasury Regulations Section 1.704-1(b)(4)(i), as the case may be, using any reasonable method permitted in Treasury Regulations Section 1.704-3 that is selected by the General Partner. Allocations made pursuant to this paragraph shall not affect the capital accounts of the Partners.
     The General Partner shall have the exclusive right and full power and authority to manage, control, conduct and operate the business of the Partnership, and may take any and all action without the consent of the Limited Partner. The General Partner shall maintain all books and records required by the Act to be maintained at the address specified above or at any other office designated by the General Partner. The General Partner shall make available at its principal office at the address specified above in the State of Tennessee such books and records of the Limited Partnership as are required pursuant to the Act. The General Partner shall have the right to designate a different registered agent and/or registered office for the Limited Partnership by complying with any requirements pursuant to the Act.
     The Limited Partnership shall indemnify and hold harmless the General Partner, and its members, managers, employees, agents and representatives and the officers, directors, employees agents and representatives of its members to the fullest extent permitted by the Act.

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     The Partners hereby agree that all other terms of the Limited Partnership be controlled and interpreted in accordance with the Act.
     EXECUTED effective as of May 24, 1999.

GENERAL PARTNER:

WITNESSES:	PHC-Doctors’ Hospital, Inc.,
a Louisiana corporation

/s/ [ILLEGIBLE]	By:	/s/ Howard T. Wall

/s/ [ILLEGIBLE]	Title:	Vice President

STATE OF TENNESSEE	)
	)	SS.:
COUNTY OF Williamson	)
          On this 24th day of May, 1999, before me, the subscriber, a Notary Public duly appointed to take proof and acknowledgment of deeds and other instruments, came Howard Wall, to me personally known to be the individual described in and who signed the preceding Articles of Limited Partnership, and who duly acknowledged to me, the signing of the same, and being by me duly sworn deposeth and saith that he signed the foregoing Articles of Limited Partnership in the capacity set forth under his signature.
          IN TESTIMONY WHEREOF, I hereunto set my name and affix my official seal at                     , May 24th, the day and year first above written.
     Sharon Tollent Notary Public
(SEAL)

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WITNESSES:	LIMITED PARTNER:

PHC-Louisiana, Inc.
a Louisiana corporation

/s/ [ILLEGIBLE]	By:	/s/ Howard T. Wall

/s/ [ILLEGIBLE]	Title:	Vice President

STATE OF TENNESSEE	)
	)	SS.:
COUNTY OF Williamson	)
          On this 24th day of May, 1999, before me, the subscriber, a Notary Public duly appointed to take proof and acknowledgment of deeds and other instruments, came Howard Wall, to me personally known to be the individual described in and who signed the preceding Articles of Limited Partnership, and who duly acknowledged to me, the signing of the same, and being by me duly sworn deposeth and saith that he signed the foregoing Articles of Limited Partnership in the capacity set forth under his signature.
          IN TESTIMONY WHEREOF, I hereunto set my name and affix my official seal at ______, May 24th, the day and year first above written.
     Sharon Tollent Notary Public
(SEAL)

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THE LIMITED PARTNERSHIP INTERESTS CREATED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OF THE LOUISIANA SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS. EXCEPT AS SPECIFICALLY OTHERWISE PROVIDED IN THIS AGREEMENT, THE INTERESTS MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER SUCH ACTS OR AN OPINION OF COUNSEL THAT SUCH TRANSFER MAY BE LEGALLY EFFECTED WITHOUT SUCH REGISTRATION. ADDITIONAL RESTRICTIONS ON TRANSFER AND SALE ARE SET FORTH IN THIS AGREEMENT.
AGREEMENT OF LIMITED PARTNERSHIP
OF
PHC-OPELOUSAS, L.P.
(a Louisiana limited partnership)

i

ii

iii

AGREEMENT OF LIMITED PARTNERSHIP
OF
PHC-OPELOUSAS, L.P.
(a Louisiana limited partnership)
     THIS AGREEMENT OF LIMITED PARTNERSHIP (“Agreement”) is entered into as of April 19, 1999, and shall be effective as of April 19, 1999, by and among PHC-Doctors’ Hospital, Inc., a Louisiana corporation, as general partner (“PHC-D” or the “General Partner”), and PHC-Louisiana, Inc., a Louisiana corporation, as the limited partner (“PHC-LA” or the “Limited Partner”). PHC-D and PHC-LA are collectively referred to herein as “Partners” or individually as a “Partner.”
     WHEREAS, the parties hereto desire to form a limited partnership pursuant to the provisions of the Louisiana Revised Uniform Limited Partnership Act (the “Act”) and other relevant laws of the State of Louisiana, for the purposes and upon the terms, covenants and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Partners, intending to be legally bound, do hereby agree as follows:
1. DEFINITIONS
     As used herein the following terms have the following meanings:
     1.1 “Act” means the Louisiana Revised Uniform Limited Partnership Act, as amended from time to time.
     1.2 “Additional Limited Partner” means a Person who is admitted into the Partnership as a Limited Partner pursuant to the terms of Section 11.5 hereof.
     1.3 “Affiliate” means, with respect to any Partner, (i) any Person that directly or indirectly controls, is controlled by, or is under common control with, a Partner, (ii) any entity of which a Partner owns ten percent (10%) or more of the outstanding voting securities, (iii) any entity of which a Partner is an officer, director, or general partner, or (iv) any child, grandchild (whether through marriage, adoption or otherwise), sibling (whether through adoption or otherwise), parent or spouse of a Partner. As used in this definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

     1.4 “Agreement” means this Agreement of Limited Partnership of PHC-Opelousas, L.P., as amended from time to time pursuant to Section 16.9 hereof.
     1.5 “Approval of the Partners” or “Approved by the Partners” means the approval of those Limited Partners who, together with the General Partner, have collective ownership interests of at least sixty-seven percent (67%) of the aggregate Sharing Percentage of all Partners at the time the proposed Partnership action is being considered for approval.
     1.6 “Bankruptcy” means, as to any Partner, the Partner’s taking or acquiescing to the taking of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term “acquiescing” shall include, without limitation, the failure to file, within thirty (30) days after its entry, a petition, answer or motion to vacate or to discharge any order, judgment or decree providing for any relief under any such law.
     1.7 “PHC-D” means PHC-Doctors’ Hospital, Inc., a Louisiana corporation.
     1.8 “Capital Account” shall have the meaning set forth in Section 4.3 below.
     1.9 “Code” means the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any provision or corresponding provisions of succeeding law.
     1.10 “Facility” means collectively Doctors’ Hospital of Opelousas, along with any other hospitals and related businesses and facilities subsequently acquired or leased by the Partnership or its subsidiaries, but excluding any hospital or related business or facility that is no longer owned or leased by the Partnership or its subsidiaries.
     1.11 “General Partner” means PHC-Doctors’ Hospital, Inc.
     1.12 “Limited Partners” mean PHC-Louisiana, Inc., and any Substituted Limited Partner or Additional Limited Partner, but excluding any Person who ceases to be a limited partner of the Partnership pursuant to this Agreement. “Limited Partner” means any one of the Limited Partners.
     1.13 “Liquidator” means the Person who liquidates the Partnership under Article 14 hereof.
     1.14 “Partners” means the General Partner and the Limited Partners, collectively. “Partner” means any one of the Partners.

     1.15 “Partnership” means the limited partnership formed under this Agreement.
     1.16 “Person” means any individual, partnership, corporation, limited liability company, trust or other entity.
     1.17 “PHC-LA” means PHC-Louisiana, Inc., a Louisiana corporation.
     1.18 “Sharing Percentage” means, as to a Partner, the percentage obtained by dividing the Units of such Partner by an amount equal to the total Units of all Partners. The Partners hereby agree that their Sharing Percentages shall constitute their interests in the Partnership profits for purposes of determining their respective shares of the Partnership’s “excess nonrecourse liabilities” (within the meaning of section 1.752-3(a)(3) of the Regulations).
     1.19 “Substituted Limited Partner” means any Person admitted to the Partnership pursuant to Section 11.3.
     1.20 “Treasury Regulations” or “Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations or the Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute proposed, temporary or final regulations.
     1.21 “Units” means all or a certain percentage of the issued and outstanding ownership interests of the Partnership held by the Partners. “Unit” means any one of the Units.
2. FORMATION OF PARTNERSHIP
     2.1 Formation. PHC-D and PHC-LA formed the Partnership pursuant to the Act, and caused the Certificate of Limited Partnership to be filed in the office of the Louisiana Secretary of State on April                     , 1999, and have complied with all other legal requirements to form and operate the Partnership. Except as stated in this Agreement, the Act shall govern the rights and liabilities of the Partners.
     2.2 Name. The name of the Partnership is “PHC-Opelousas, L.P.” and the business of the Partnership shall be conducted under that name or such other name or names as may be determined by the General Partner from time to time.
     2.3 Principal Office. The principal office of the Partnership shall be located at 105 Westwood Place, Suite 400, Brentwood, Tennessee 37027 or at such other place or places as the General Partner may from time to time determine.

     2.4 Term. The Partnership began on the date the Certificate of Limited Partnership was filed with the Louisiana Secretary of State as provided in Section 2.1 hereof, and shall continue until the date on which the Partnership is dissolved pursuant to Article 13 and thereafter, to the extent provided for by applicable law, until wound up and terminated pursuant to Article 14 hereof.
     2.5 Registered Agent and Office. The registered agent of the Partnership shall be National Registered Agents, Inc., and the registered office of the Partnership shall be located at 3500 Highway 190, Mandeville, LA 70471-3124. The registered office or the registered agent, or both, may be changed by the Managing General Partner, upon recommendation of the Manager, from time to time upon filing the statement required by the Act. The Partnership shall maintain at its registered office such records as may be specified by the Act.
3. PURPOSES AND POWERS OF THE PARTNERSHIP; NATURE OF THE BUSINESS OF THE PARTNERSHIP
     3.1 Purposes. The purpose of the Partnership is to (i) own and operate a general acute care hospital in Opelousas, Louisiana, currently known as Doctors’ Hospital of Opelousas, (ii) provide health care services in the Opelousas, Louisiana area; (iii) operate the Facility and lease or own, manage and operate other health care related services and businesses; (iv) acquire (through asset acquisition, stock acquisition, lease or otherwise) and develop other property, both real and personal, in connection with providing health care related services, including without limitation, general acute care hospitals, specialty care hospitals, nursing homes, clinics, home health care agencies, health maintenance organizations, psychiatric facilities and other health care providers; (v) enter into, from time to time, such financial arrangements as the General Partner may determine to be necessary, appropriate or advisable (including, without limitation, borrowing money and issuing evidences of indebtedness and securing the same by mortgage, deed of trust, security interest or other encumbrance upon one or more or all of the Partnership assets); (vi) sell, assign, lease, exchange or otherwise dispose of, or refinance or additionally finance, one or more or all of the Partnership assets; (vii) raise additional capital by issuance of additional limited partnership interests in the Partnership as provided in Article 11; and (viii) generally engage in such other business and activities and do any and all other acts and things that the General Partner deems necessary, appropriate or advisable from time to time in furtherance of the purposes of the Partnership as set forth in this Section 3.1.
     3.2 Powers. Subject to the limitations contained in this Agreement and in the Act, the Partnership purposes may be accomplished by the General Partner taking any action permitted under this Agreement that is customary or reasonably related to, and not inconsistent with, accomplishing such purposes.

4. CAPITAL CONTRIBUTIONS, LOANS, CAPITAL ACCOUNTS
     4.1 Capital Contributions. PHC-D shall contribute $                     cash and a promissory note in the amount of $                     to the capital of the Partnership upon the formation of the Partnership in consideration for a 1% general partner interest in the Partnership. PHC-LA shall contribute                                          to the capital of the Partnership upon the formation of the Partnership in consideration for a 99% limited partner interest in the Partnership.
     4.2 Additional Capital Contributions. If Additional Capital Contributions (herein so called) are required for any expenditure of the Partnership, the General Partner shall have the right to request the Partners to make Additional Capital Contributions (pro rata in accordance with each Partner’s Sharing Percentage) to the Partnership in excess of their initial Capital Contributions. If the Managing General Partner makes such a request, no Partner shall be required to make such Additional Capital Contribution, provided that if any Partner elects not to make the Additional Capital Contribution (a “Noncontributing Partner”), the other Partners (the “Contributing Partners”) shall have the right to contribute to the Partnership the amount of cash that the Noncontributing Partner or Partners failed to contribute. The Partners shall have thirty (30) days from the General Partner’s request in which to elect to make or not make such Additional Capital Contributions. Effective as of the end of such thirty (30) day period, the Partners’ Sharing Percentages shall be adjusted, as follows: Each Partner’s Sharing Percentage thereafter shall be equal to a fraction (converted to a percentage), the numerator of which is equal to such Partner’s “Base Amount” and the denominator of which is equal to the sum of the Base Amounts of all the Partners. For purposes hereof, each Partner’s Base Amount shall be equal to the sum of (1) the amount of cash contributed to the Partnership by such Partner in respect of the current call for capital (including amounts contributed on behalf of any Noncontributing Partner or Partners), plus (2) the product of (x) the Partner’s Sharing Percentage (as in effect immediately before the capital call in question) multiplied by (y) the “Value of the Partnership” of the date of such capital call. For purposes of this Section 4.2, the “Value of the Partnership” shall mean the product of the Partnership’s “EBITDAR” (hereinafter defined) for the most recently completed fiscal year multiplied by five (5), less any Partnership long term debt (including any capitalized leases and the current portion of long term debt), all as determined in accordance with generally accepted accounting principles using the accrual method of accounting applied on a basis consistent with the preceding period (using the Partnership’s current accounting policies). Any questions with respect to accounting procedures or valuation not controlled by this Agreement shall be resolved by the independent accountants employed by the General Partner on behalf of the Partnership. “EBITDAR” shall mean the earnings for the Partnership before deductions for interest, taxes, depreciation, amortization and rental payments, but shall exclude nonrecurring and extraordinary items. The number of

Units held by each Partner shall be adjusted automatically to reflect any change in the Partners’ Sharing Percentages under this section.
     4.3 Capital Accounts. A Capital Account (herein so called) shall be established and maintained for each Partner for the full term of this Agreement in accordance with the capital accounting rules of section 1.704-1(b)(2)(iv) of the Regulations. Each Partner shall have only one Capital Account, regardless of the number or classes of Units or other interests in the Partnership owned by such Partner and regardless of the time or manner in which such Units or other interests were acquired by such Partner. Pursuant to the basic capital accounting rules of section 1.704-1(b)(2)(iv) of the Regulations, the balance of each Partner’s Capital Account shall be:
     (a) Increased by the amount of money contributed by such Partner (or such Partner’s predecessor in interest) to the capital of the Partnership pursuant to this Article 4 and decreased by the amount of money distributed to such Partner (or such Partner’s predecessor in interest) pursuant to Article 6 hereof;
     (b) Increased by the fair market value of each property (determined without regard to section 7701(g) of the Code) contributed by such Partner (or such Partner’s predecessor in interest) to the capital of the Partnership pursuant to this Article 4 (net of all liabilities secured by such property that the Partnership is considered to assume or take subject to under section 752 of the Code) and decreased by the fair market value of each property (determined without regard to section 7701(g) of the Code) distributed to such Partner (or such Partner’s predecessor in interest) by the Partnership pursuant to Article 6 (net of all liabilities secured by such property that such Partner is considered to assume or take subject to under section 752 of the Code);
     (c) Increased by the amount of each item of Partnership profit allocated to such Partner (or such Partner’s predecessor in interest) pursuant to Section 3.1 on Exhibit B hereto;
     (d) Decreased by the amount of each item of Partnership loss allocated to such Partner (or such Partner’s predecessor in interest) pursuant to Section 3.1 on Exhibit B hereto; and
     (e) Otherwise adjusted as follows:
     (i) Effective immediately prior to any “Revaluation Event” (as defined in Exhibit B hereto), the balances of all Partners’ Capital Accounts shall be adjusted to reflect the manner in which items of profit or loss, as computed for book purposes, equal to the “Unrealized Book Gain Or Loss” (as defined in Exhibit B hereto) then existing with respect to each Partnership property (to the extent not previously reflected in the Partners’ Capital Accounts) would be allocated among the Partners pursuant to Section 3.1 of Exhibit B hereto if there were a taxable disposition of such property immediately prior to such Revaluation Event for its fair market value (as determined by the Manager taking section 7701(g) of the Code into account);
     (ii) With respect to items of Partnership profit and loss, the balances of all the Partners’ Capital Accounts shall be adjusted solely for allocations of such items, as computed for book purposes, under Section 3.1 of Exhibit B hereto and shall not be adjusted for allocations of correlative Tax Items under Section 3.2 of Exhibit B hereto;
     (iii) Immediately before giving effect under Section 4.3(b) hereof to any adjustment attributable to the distribution of property to a Partner, the balances of all the Partners’ Capital Accounts first shall be adjusted to reflect the manner in which items of profit or loss, as computed for book purposes, equal to the Unrealized Book Gain Or Loss existing with respect to the distributed property (to the extent not previously reflected in the Partners’ Capital Accounts) would be allocated among the Partners pursuant to Section 3.1 of Exhibit B hereto if there were a taxable disposition of such property, on the date of such distribution, by the Partnership for its fair market value at the time of such distribution (as agreed to in writing by the Partners taking section 7701(g) of the Code into account (i.e., such value shall not be agreed to be less than the amount of Nonrecourse Liabilities to which such property is subject)); and
     (iv) Upon the transfer of all or part of any Unit or other interest in the Partnership, the Capital Account of the transferor Partner, to the extent attributable to the transferred interest, shall carry over to the transferee Partner.
     4.4 Additional Provisions Regarding Capital Accounts.
     (a) If a Partner pays any Partnership indebtedness, such payment shall be treated as a cash contribution by that Partner to the capital of the Partnership, and the Capital Account of such Partner shall be increased by the amount so paid by such Partner.
     (b) Except as otherwise provided herein, no Partner may contribute capital to, or withdraw capital from, the Partnership. To the extent any monies which any Partner is entitled to receive pursuant to the Agreement would constitute a return of capital, each of the Partners consents to the withdrawal of such capital.

     (c) A loan by a Partner to the Partnership shall not be considered a contribution of money to the capital of the Partnership, and the balance of such Partner’s Capital Account shall not be increased by the amount so loaned. No repayment of principal or interest on any such loan, reimbursement made to a Partner with respect to advances or other payments made by such Partner on behalf of the Partnership or payments of fees to a Partner which are made by the Partnership shall be considered a return of capital or in any manner affect the balance of such Partner’s Capital Account. No Partner shall make a loan to the Partnership unless such loan is authorized pursuant to the provisions of this Agreement.
     (d) No Partner with a deficit balance in its Capital Account shall have any obligation to the Partnership or any other Partner to restore said deficit balance. In addition, no venturer or partner in any Partner shall have any liability to the Partnership or any other Partner for any deficit balance in such venturer’s or partner’s capital account in the Partner in which it is a partner or venturer. Furthermore, a deficit Capital Account balance of a Partner (or a capital account of a partner or venturer in a Partner) shall not be deemed to be a liability of such Partner (or of such venturer or partner in such Partner) or a Partnership asset or property. The provisions of this Section 4.4(d) shall not affect any Partner’s obligation to make capital contributions to the Partnership that are required to be made by such Partner pursuant to this Agreement.
     (e) Except as otherwise provided herein, no interest shall be paid on any capital contributed to the Partnership or the balance in any Partner’s Capital Account.
     (f) All of the provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. If the Managing General Partner, upon the recommendation of the Manager, determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or any of the Partners) are computed in order to comply with the Regulations, the Managing General Partner may make such modifications, provided that such modifications are not likely to have a material effect on the amounts distributable to any Partner from the Partnership. The Managing General Partner, upon recommendation of the Manager, shall also make appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with section 1.704-1(b) of the Regulations.

     4.5 Loans. Any Partner may lend money to the Partnership. If any Partner makes any loan or loans to the Partnership, the amount of any such loan shall not be treated as a contribution to the capital of the Partnership but shall be a debt due from the Partnership. Any Partner’s loan to the Partnership shall be repayable out of the Partnership’s cash and shall bear interest at prevailing market rates. None of the Partners nor any of their Affiliates shall be obligated to loan money to the Partnership.
5. ALLOCATIONS
     5.1 Allocations of Income and Losses. All items of income or loss of the Partnership shall be allocated to the Partners in accordance with the provisions of Exhibit B attached hereto, which is hereby incorporated by reference for all purposes of this Agreement.
6. DISTRIBUTIONS
     6.1 Distribution of Excess Cash. Except as may be otherwise provided in Section 14.3, or as may otherwise be prohibited or required by applicable law, the Manager may determine in its reasonable judgment to what extent (if any) the Partnership’s cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, authorized acquisitions, capital expenditures, and a reasonable contingency reserve as determined by the General Partner. If such an excess exists, the General Partner may cause the Partnership to distribute such excess to the Partners pro rata in accordance with their respective Sharing Percentages on a quarterly basis. Notwithstanding the foregoing, the General Partner may distribute to the Partners an amount sufficient to cover federal, state and local income and other taxes payable by them as a result of their participation in the Partnership relating to Partnership’s activities, and shall distribute to the other Partners a prorata amount in proportion to their respective Sharing Percentages.
7. BANK ACCOUNTS, BOOKS OF ACCOUNT, TAX COMPLIANCE AND FISCAL YEAR
     7.1 Bank Accounts; Investments. The General Partner shall (i) establish one or more bank accounts into which Partnership funds may be deposited or (ii) deposit funds in a central account established in the name of PHC-LA or an Affiliate, provided that detailed separate entries are made on the books and records of the Partner and on the books and records of PHC-LA or such Affiliate of PHC-LA with respect to amounts received from the Partnership and deposited in such central account for the account of the Partnership and provided further that withdrawals from such central account shall be made only for the purpose of disbursing funds to the Partnership, paying Partnership costs, expenses, or liabilities, or making distributions to the Partners under this Agreement. The funds of the Partnership deposited in such central account may be invested in such securities and investments as the General Partner, PHC-LA or any Affiliate of PHC-LA may select until such funds are withdrawn for Partnership purposes in accordance with this Section 7.1.
     7.2 Books and Records. The General Partner shall keep books of account and records relative to the Partnership’s business. The books shall be prepared in accordance with generally accepted accounting principles using the accrual method of accounting. The accrual method of accounting also shall be used by the Partnership for income tax purposes. The Partnership’s books and records shall at all times be maintained at the principal business office of the Partnership or its accountants (and to the extent required by the Act, at the registered office of the Partnership) and shall be available for inspection by the Limited Partners or their duly authorized representatives during reasonable business hours. The books and records shall be preserved for four years after the term of the Partnership ends.
     7.3 Determination of Profit and Loss; Financial Statements. All items of Partnership income, expense, gain, loss, deduction and credit shall be determined with respect to, and allocated in accordance with, this Agreement for each Partner for each Partnership fiscal year. Within one hundred twenty (120) days after the end of each Partnership fiscal year, the General Partner shall cause to be prepared, at Partnership expense, financial statements of the Partnership for the preceding fiscal year, including, without limitation, a balance sheet, profit and loss statement, statement of cash flows and statement of the balances in the Partners’ Capital Accounts, prepared in accordance with the terms of this Agreement and generally accepted accounting principles consistently applied with prior periods. These financial statements shall be available for inspection and copying during ordinary business hours at the reasonable request of any Partner.
     7.4 Tax Returns and Information. The Partners intend for the Partnership to be treated as a partnership for tax purposes. The General Partner shall prepare or cause to be prepared all federal, state and local income and other tax returns which the Partnership is required to file and shall furnish such returns to the Limited Partners, together with a copy of each Limited Partner’s Form K-l and any other information which any Limited Partner may reasonably request relating to such returns, within the time required by law (including any applicable extension periods available under the Code).
     7.5 Tax Audits. The General Partner shall be the tax matters partner of the Partnership under Section 6231(a)(7) of the Code. The General Partner shall inform the Limited Partners of all matters which may come to its attention in its capacity as tax matters partner by giving the Limited Partners notice thereof within thirty (30) days after becoming so informed. The General Partner shall not take any action contemplated by Sections 6222 through 6231 of the Code unless the General Partner has first given the Limited Partners notice of the contemplated action and received the Approval of the Partners to the contemplated action. This provision is not intended to authorize the General Partner to take any action which is left to the determination of an individual Partner under Sections 6222 through 6231 of the Code.
     7.6 Fiscal Year. The Partnership fiscal year shall be the calendar year.
8. MANAGEMENT OF THE PARTNERSHIP
     8.1 General Partner. The General Partner shall manage the day-to-day operations of the Partnership and have the duty and right to act on behalf of the Partnership pursuant to the terms of this Agreement.
     8.2 Appointment of Officers of the Partnership. The General Partner shall appoint such officers of the Partnership as it shall deem appropriate.
     8.3 Governing Board. The General Partner shall establish a Governing Board for the Facility. The General Partner shall determine the rules with respect to the appointment of Governing Board members, vacancies, call and notice requirements for meetings, quorum and voting procedures, minutes, reporting and other similar matters. The Governing Board shall have such authority as may be required by the accreditation standards of the Joint Commission on Accreditation of Healthcare Organizations or any successor organization exercising or performing similar functions (“JCAHO”) and those required by law.
     8.4 Quality Assurance Program. The Governing Board shall have the authority and responsibility to develop programs to assure the quality of patient care rendered at the Facility. In furtherance thereof, the Governing Board shall endeavor to develop and adopt, standardized (a) criteria, policies and procedures regarding appointment, reappointment, alteration of staff status, granting of clinical privileges, disciplinary action, matters relating to professional competency, and such other matters referred to the Medical Staff of the Facility by the Governing Board, (b) quality assurance, utilization review and professional peer review criteria, evaluations, policies and procedures and (c) Medical Staff bylaws.
     8.5 Legal Compliance Program. The Governing Board shall institute, and the General Partner shall carry out and report to the Governing Board with respect to, a legal compliance program to ensure the Partnership’s compliance with all statutes, laws, ordinances and government rules and regulations to which it is subject, including, without limitation, the Medicare and Medicaid Anti-Fraud and Abuse or Anti-Kickback Amendments to the Social Security Act (currently codified in Section 1128B(b) of the Social Security Act), the federal “anti-dumping” law, the “Stark” legislation of 42 U.S.C. §1395nn and any Louisiana laws corresponding in substance to the foregoing federal laws.
     8.6 Advisory Boards. The General Partner may establish one or more advisory boards, which may be comprised of residents of the communities within the service area of the Facility. The General Partner shall determine the rules with respect to the appointment of members to such advisory boards, vacancies, call and notice requirements for meetings, quorum and voting procedures, minutes, reporting and other similar matters. The scope of the activities of each such advisory board shall be determined by the General Partner in its sole discretion.
     8.7 Indemnification of General Partner, Governors and Officers. Article 11 of the Act (“Article 11”) permits the Partnership to indemnify certain Persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because such Persons are or were a general partner, limited partner, employee or agent of the Partnership. Certain of the indemnity provisions of Article 11 are discretionary and others are mandatory. THE PARTNERSHIP DOES HEREBY ELECT TO INDEMNIFY, AND DOES HEREBY AGREE TO INDEMNIFY, EACH PRESENT AND FUTURE GENERAL PARTNER, EACH PRESENT AND FUTURE LIMITED PARTNER, EACH PRESENT AND FUTURE MEMBER OF THE BOARD OF GOVERNORS OF THE PARTNERSHIP AND EACH PRESENT AND FUTURE OFFICER OF THE PARTNERSHIP TO THE FULLEST EXTENT PERMITTED OR REQUIRED BY UNDER ARTICLE 11 IN ACCORDANCE WITH THE PROVISIONS OF ARTICLE 11. The Partnership’s indemnity obligation hereunder may be specifically enforced by any Person covered thereby by resort to any court of competent jurisdiction. Further, the Partnership shall pay or reimburse the reasonable expenses of any Person covered by the Partnership’s indemnity hereunder in advance of the final disposition of any proceeding to the fullest extent permitted under Article 11 and subject to the conditions thereof. IF THE ACT OR ANY OTHER APPLICABLE LOUISIANA STATUTE IS HEREAFTER AMENDED TO AUTHORIZE A LOUISIANA LIMITED PARTNERSHIP TO FURTHER INDEMNIFY THE PERSONS COVERED BY THIS INDEMNITY, THE PARTNERSHIP SHALL, IN ADDITION TO THE INDEMNITY PROVIDED HEREIN, INDEMNIFY SUCH PERSONS TO THE FULLEST EXTENT PERMITTED OR REQUIRED UNDER SUCH AMENDED ACT OR OTHER STATUTE. Any repeal or modification of this Section or Article 11 which has the effect of limiting the indemnify hereunder shall be prospective only, and shall not adversely affect any indemnity obligation existing hereunder at the time of any such repeal or modification.
9. RIGHTS AND STATUS OF LIMITED PARTNERS
     9.1 General. The Limited Partners have the rights and the status of limited partners under the Act. Except to the extent expressly otherwise provided in this Agreement, the Limited Partners shall not take part in the management or control of the Partnership business, or sign for or bind the Partnership, such powers being vested exclusively in the General Partner and the officers of the Partnership in accordance with the terms of this Agreement.

     9.2 Limitation of Liability. No Limited Partner shall have any personal liability whatever, solely by reason of its status as a Limited Partner of the Partnership, whether to the Partnership, the General Partner or any creditor of the Partnership, for the debts of the Partnership or any of its losses beyond the amount of the Limited Partner’s obligation to contribute its Capital Contribution to the Partnership.
     9.3 Bankruptcy; Death; etc. Neither the Bankruptcy, death, disability nor declaration of incompetence or incapacity of a Limited Partner shall dissolve the Partnership, but the rights of a Limited Partner to share in the Profits and Losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of such an event, devolve upon the Limited Partner’s estate, legal representative or successor in interest, as the case may be, subject to this Agreement, and the Partnership shall continue as a limited partnership under the Act. The Limited Partner’s estate, representative or successor in interest shall be entitled to receive distributions and allocations with respect to such Limited Partner’s interest in the Partnership and shall be liable for all of the obligations of the Limited Partner. Furthermore, the Limited Partner’s estate, representative or successor in interest shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not be entitled to any of the rights of a general partner or limited partner under the Act or this Agreement unless such estate, representative or successor in interest is admitted to the Partnership as a Substituted Limited Partner in accordance with Section 11.3.
10. MEETINGS AND MEANS OF VOTING
     10.1 Meetings of the Partners. Meetings of the Partners may be called by the General Partner and shall be promptly called upon the written request of any one or more Limited Partners who own in the aggregate twenty percent (20%) or more of the aggregate Sharing Percentage in the Partnership. The notice of a meeting shall state the nature of the business to be transacted at such meeting, and actions taken at any such meeting shall be limited to those matters specified in the notice of the meeting. Notice of any meeting shall be given to all Partners not less than five (5) and not more than thirty (30) days prior to the date of the meeting. Partners may vote in person or by proxy at such meeting.
     Except as otherwise expressly provided in this Agreement or required by the express provisions of the Act (without regard to future amendment), the requisite vote of the Partners shall be the Approval of the Partners which shall control all decisions for which the vote of the Partners is required hereunder. Each Partner’s voting rights shall be the same as that Partner’s Sharing Percentage at the time of the vote. The presence of any Partner at a meeting shall constitute a waiver of notice of the meeting with respect to such Partner. The Partners may, at their election, participate in any regular or special meeting by means of conference telephone or similar communications equipment means of which all Persons participating in the meeting can hear each other. A Partner’s participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.
     10.2 Vote By Proxy. Each Limited Partner may authorize any Person to act on the Partner’s behalf by proxy on all matters in which a Limited Partner is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner authorizing such proxy or such Limited Partner’s attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months after the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it.
     10.3 Conduct of Meeting. Each meeting of Partners shall be conducted by the CEO or other individual designated by the General Partner. The meeting shall be conducted pursuant to such rules as may be adopted by the General Partner, or in the absence thereof, by the CEO or other individual designated by the General Partner for the conduct of the meeting.
     10.4 Action Without a Meeting. Notwithstanding anything to the contrary in this Agreement, any action that may be taken at a meeting of the Partners may be taken without a meeting if a consent in writing setting forth the action so taken is Approved by the Partners, which consent may be executed in multiple counterparts. In the event any action is taken pursuant to this Section 10.4, it shall not be necessary to comply with any notice or timing requirements set forth in Sections 10.1 or 10.2. Prompt written notice of the taking of action without a meeting shall be given to the Partners who have not consented in writing to such action.
     10.5 Closing of Transfer Record; Record Date. For the purpose of determining the Partners entitled to notice of or to vote at any meeting of Partners, any reconvening thereof, or to act by consent, the General Partner may provide that the transfer record shall be closed for at least ten (10) days immediately preceding such meeting (or such shorter time as may be reasonable in light of the period of the notice) or the first solicitation of consents in writing. If the transfer record is not closed and if no record date is fixed for determining the Partners entitled to notice of or to vote at a meeting of Partners or by consent, the date on which the notice of the meeting is mailed or the first written consent is received by the General Partner shall be the record date for such determination.
11. TRANSFER OF RIGHTS AND ADDITIONAL LIMITED PARTNERS
     11.1 Transfer by General Partner. The General Partner may withdraw from the Partnership or transfer, convey, sell or assign all or any part of its interest in the Partnership to any Person without the consent of the Limited Partners.

     11.2 Transfers by Limited Partners. Except as otherwise set forth in this Article 11, a Limited Partner may not sell, assign, transfer, pledge or hypothecate all or any part of its interest in the Partnership without the prior consent of the General Partner. The General Partner in its sole discretion may withhold its consent to any transfer for which such consent is required with or without reasonable cause. If a Limited Partner receives the prior consent of the General Partner, it may sell its interest in the Partnership if the following conditions are satisfied:
     (a) The sale, transfer or assignment is with respect to one (1) or more Units;
     (b) The sale, transfer or assignment, when aggregated with any prior sales, transfers or assignments of Partnership interests, does not result in a sale or exchange within a twelve (12) month period of fifty percent (50%) or more of the total interests in the Partnership’s capital and profits within the meaning of Code Section 708(b);
     (c) The Limited Partner and its transferee execute, acknowledge and deliver to the General Partner such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the General Partner;
     (d) Unless waived in writing by the General Partner, the Limited Partner delivers to the General Partner an opinion of counsel satisfactory to the General Partner, covering such securities and tax laws and other aspects of the proposed transfer as the General Partner may reasonably request;
     (e) The Limited Partner has furnished to the transferee a written statement showing the name and taxpayer identification number of the Partnership in such form and together with such other information as may be required under Section 6050K of the Code and the Regulations thereunder; and
     (f) The Limited Partner pays the Partnership a transfer fee that is sufficient to pay all reasonable expenses of the Partnership (which shall include any and all expenses of the General Partner and/or the Partnership) in connection with such transaction.
Any Limited Partner who thereafter sells, assigns or otherwise transfers all or any portion of his interest in the Partnership shall promptly notify the General Partner of such transfer and shall furnish to the General Partner the name and address of the transferee and such other information as may be required under Section 6050K of the Code and the Regulations thereunder.

     11.3 Substituted Limited Partner. No Person taking or acquiring, by whatever means the interest of any Limited Partner in the Partnership, except as provided in Section 11.2 hereof, shall be admitted as a Substituted Limited Partner without the consent of the General Partner (which consent may not be unreasonably withheld) and unless such Person:
     (a) Elects to become a Substituted Limited Partner by delivering notice of such election to the Partnership;
     (b) Executes, acknowledges and delivers to the Partnership such other instruments as the General Partner may deem necessary or advisable to effect the admission of such Person as a Substituted Limited Partner, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement; and
     (c) Pays a transfer fee to the Partnership in an amount sufficient to cover all reasonable expenses connected with the admission of such Person as a Substituted Limited Partner.
     11.4 Basis Adjustment. Upon the transfer of all or part of an interest in the Partnership, at the request of the transferee of the interest the General Partner may, in its sole discretion, cause the Partnership to elect, pursuant to Section 754 of the Code or the corresponding provisions of subsequent law, to adjust the basis of the Partnership properties as provided by Sections 734 and 743 of the Code.
     11.5 Admission of Additional Limited Partners. The General Partner may issue limited partnership interests in the Partnership to raise capital for the Partnership or for such other purposes as may be determined appropriate to the General Partner, and may admit the purchasers of such limited partnership interests to the Partnership as Additional Limited Partners, which issuance shall comply with applicable securities laws. The General Partner will not permit any Person to become an Additional Limited Partner unless such Person certifies in writing to the General Partner that the Person agrees to be bound by the terms of this Agreement. The General Partner shall do all things necessary to comply with the Act and is authorized to do all things it deems to be necessary or advisable in connection with the Partnership for admitting any Additional Limited Partner, including, but not limited to, complying with any statute, rule, regulation or guideline issued by any federal, state or other governmental agency.
     11.6 Transfer Procedures. The General Partner shall establish a transfer procedure consistent with this Article 11 to ensure that all conditions precedent to the admission of a Substituted Limited Partner or Additional Limited Partner have been complied with, and the General Partner shall execute a certificate that such covenant has been complied with and shall, upon the written request of any Limited Partner, deliver to such Limited Partner a copy thereof.

     11.7 Invalid Transfer. No transfer of an interest in the Partnership that is in violation of this Article 11 shall be valid or effective, and the Partnership shall not recognize any improper transfer for the purposes of making allocations, payments of profits, return of capital contributions or other distributions with respect to such Partnership interest, or part thereof. The Partnership may enforce the provisions of this Article 11 either directly or indirectly or through its agents by entering an appropriate stop transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed transfers not in accordance with this Article 11.
     11.8 Distributions and Allocations in Respect of a Transferred Ownership Interest. If any Partner sells, assigns or transfers any part of its interest in the Partnership during any accounting period in compliance with the provisions of this Article 11, Partnership income, gain, deductions and losses attributable to such interest for the respective period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the applicable accounting period using any permissible method under Code Section 706(d), and the Regulations thereunder as determined by the General Partner. All Partnership distributions on or before the effective date of such transfer shall be made to the transferor, and all such Partnership distributions thereafter shall be made to the transferee. Solely for purposes of making Partnership tax allocations and distributions, the Partnership shall recognize a transfer on the day following the day of transfer. Neither the Partnership nor the General Partner shall incur any liability for making Partnership allocations and distributions in accordance with the provisions of this Section 11.8, whether or not the General Partner or the Partnership has knowledge of any transfer of any interest in the Partnership or part thereof where the transferee is not admitted as a Substituted Limited Partner.
     11.9 Additional Requirements of Sales; Requirements for Repurchase. The General Partner shall not admit any Person as a Limited Partner: if such admission would have the effect of: (i) causing the Partnership to be re-classified for federal income tax purposes as an association (taxable as a corporation under the Code); (ii) violating any Medicare or other health care law, rule or regulation; or (iii) violating applicable exemptions from securities registration and securities disclosure provisions under federal and state securities laws.
     11.10 Amendment to Exhibit A. The General Partner shall amend Exhibit A attached to this Agreement from time to time to reflect the admission of any additional or successor General Partner, Substituted Limited Partners or Additional Limited Partners, or the termination of any Partner’s interest in the Partnership.

12. RIGHT TO LIQUIDATE OR PURCHASE PARTNERSHIP INTERESTS
     12.1 General Partner’s Right of First Refusal. Subject to the restrictions on transfer set forth in Article 11, if any Limited Partner receives or obtains an offer from a third-party to acquire in any manner all or any part of its interest in the Partnership, which offer the Limited Partner intends to accept, the Limited Partner shall promptly notify the General Partner in writing of the offer received, including the name of the offeror, the number of whole or partial Units offered to be purchased, the proposed purchase price and the other terms and conditions of the offer. The General Partner shall have the option for a period of thirty (30) days from the day it receives notice of such offer to purchase such Limited Partner’s interest in the Partnership on the same terms and conditions contained in the offer. The General Partner may exercise its option by notifying the Limited Partner proposing to sell prior to the end of such thirty (30) day period of its intent to exercise the option; otherwise the Limited Partner, in accordance with and subject to the provisions of Article 11, may convey or dispose of the part of the Partner’s interest in the Partnership that was the subject of the offer but only at the price, terms and conditions, and to the party specified in the offer notice to the General Partner. If terms and conditions more favorable to the proposed purchaser than, or in any material manner different from, those offered to the General Partner should be agreed to by the Limited Partner, the General Partner shall again have the option to purchase the selling Limited Partner’s interest in the Partnership which is subject to the more favorable or different purchase terms in accordance with this Section 12.1. The General Partner may assign the rights under this Section 12.1 to the Partnership, in which event, the Limited Partner’s interest may be liquidated (rather than purchased) by the Partnership. Neither the General Partner nor the Partnership shall be liable or accountable to any Limited Partner which attempts to transfer its interest in the Partnership for any loss, damage, expense, cost, or liability resulting from any General Partner’s exercise or failure to exercise the purchase option under this Section 12.1, delay in notifying the Limited Partner of any General Partner’s intention not to exercise the purchase option, or its enforcement of the requirements of this Section 12.1 in the event that it elects not to exercise the purchase option. The General Partner’s failure to exercise the purchase option or to indicate in writing that it is electing not to exercise the option shall not be deemed a consent of the General Partner to allow any third party transferee to become a Substituted Limited Partner, such consent being controlled by the provisions of Section 11.2.
13. DISSOLUTION
     13.1 Causes. Each Partner expressly waives any right which he or it might otherwise have to dissolve the Partnership except as set forth in this Article 13. The Partnership shall be dissolved upon the first to occur of the following:

     (a) The Bankruptcy, dissolution or any other occurrence which would legally disqualify any General Partner from acting hereunder;
     (b) The Approval by the Partners of an instrument dissolving the Partnership;
     (c) The dissolution of the Partnership by judicial decree; or
     (d) The withdrawal of a General Partner from the Partnership; or
     (e) December 31, 2050.
     Nothing contained in this Section 13.1 is intended to grant to any Partner the right to dissolve the Partnership at will (by retirement, resignation, withdrawal or otherwise), or to exonerate any Partner from liability to the Partnership and the remaining Partners if it dissolves the Partnership at will. Any dissolution at will of the Partnership, including dissolution caused under Section 13.1(d), shall be in contravention of this Agreement for purposes of the Act. Dissolution of the Partnership under Section 13.1(c) shall not constitute a dissolution at will.
     13.2 Reconstitution. If the Partnership is dissolved as a result of an event described in Section 13.1(a) or 13.1(d), the Partnership may be reconstituted and its business continued if, within ninety (90) days after the date of dissolution, all Limited Partners affirmatively elect to reconstitute the Partnership, agree on the identity of the new general partner or partners, and execute an instrument confirming such facts. If the Partnership is reconstituted, an amendment to this Agreement shall be executed and an amended Certificate of Limited Partnership filed of record.
     13.3 Interim General Partner. If the Partnership is dissolved as a result of an event described in Section 13.1(a) or 13.1(d) and no General Partner remains, those Partners who own Units representing a majority of the aggregate Sharing Percentage of all of the Partners may appoint an interim manager of the Partnership, who shall have and may exercise only the rights, powers and duties of a general partner necessary to preserve the Partnership assets, until (a) a general partner is elected under Section 13.2, if the Partnership is reconstituted; or (b) a Liquidator is appointed under Section 14.1, if the Partnership is not reconstituted. The interim manager shall not be liable as a general partner to the Limited Partners and shall, while acting in the capacity of interim manager on behalf of the Partnership, be entitled to the same indemnification rights as are set forth in Article 8. The interim manager appointed as provided herein shall be entitled to receive such reasonable compensation for its services as may be agreed upon by such interim manager and those Partners who appointed the interim manager.

14. WINDING UP AND TERMINATION
     14.1 General. If the Partnership is dissolved and is not reconstituted, the General Partner (or in the event that the General Partner has withdrawn or is deemed to be in Bankruptcy a Liquidator or liquidating committee selected by those Partners who own at least sixty-seven percent (67%) of the aggregate Partners’ Sharing Percentage (excluding that owned by the General Partner)) shall commence to wind up the affairs of the Partnership and, unless a different plan is adopted by Approval of the Partners, to liquidate and sell the Partnership’s assets. The party or parties actually conducting such liquidation in accordance with the foregoing sentence, whether the General Partner, another General Partner, a Liquidator or a liquidating committee, is herein referred to as the “Liquidator.” The Liquidator (if other than the General Partner) shall have sufficient business expertise and competence to conduct the winding up and termination of the Partnership and, in the course thereof, to cause the Partnership to perform any contracts which the Partnership has or thereafter enters into. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property under such liquidation, having due regard for the activity and condition of the relevant market and general financial and economic conditions. The Liquidator (if other than the General Partner) appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and those Partners who own at least sixty-seven percent (67%) of the aggregate Partners’ Sharing Percentage (excluding that owned by the General Partner or applicable General Partner). If the General Partner serves as the Liquidator, the General Partner shall not be entitled to receive any fee for carrying out the duties of the Liquidator. The Liquidator may resign at any time by giving fifteen (15) days prior written notice and may be removed at any time, with or without cause, by written notice of Partners who own at least sixty-seven percent (67%) of the aggregate Partners’ Sharing Percentage (excluding that owned by the General Partner or applicable General Partner). Upon the death, dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all the rights, powers and duties of the original Liquidator) will, within thirty (30) days thereafter, be appointed by those Limited Partners who own at least sixty-seven percent (67%) of the aggregate Partners’ Sharing Percentage, excluding that owned by the General Partner or applicable General Partner, evidenced by written appointment and acceptance. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. The Liquidator shall have and may exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the General Partner under the terms of this agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions. The Liquidator (if other than a General Partner) shall not be liable as a general partner to the Limited Partners and shall, while acting in such capacity on behalf of the Partnership, be entitled to the indemnification rights set forth in Section 8.10.
     14.2 Court Appointment of Liquidator. If, within ninety (90) days following the date of dissolution or other time provided in Section 14.1, a Liquidator or successor Liquidator has not been appointed in the manner provided therein, any interested party shall have the right to make application to any United States Federal District Judge (in his individual and not judicial capacity) for the United States District Court of Louisiana for appointment of a Liquidator or successor Liquidator, and the Judge, acting as an individual and not in his judicial capacity, shall be fully authorized and empowered to appoint and designate a Liquidator or successor Liquidator who shall have all the powers, duties, rights and authority of the Liquidator herein provided.
     14.3 Liquidation. The Liquidator shall give all notices to creditors of the Partnership and shall make all publications required by the Act. In the course of winding up and terminating the business and affairs of the Partnership, the assets of the Partnership (other than cash) shall be sold, its liabilities and obligations to creditors, including any Partners who made loans to the Partnership as provided in Section 4.5 hereof, and all expenses incurred in its liquidation shall be paid, and all resulting items of Partnership income, gain, loss or deduction shall be credited or charged to the Capital Accounts of the Partners in accordance with Article 4. Thereafter, all Partnership assets shall be distributed among all Partners having positive Capital Account balances (as determined after giving effect to all adjustments attributable to allocations of items of profit and loss realized by the Partnership during the Fiscal Year in question (including items of profit and loss realized on the liquidation) and all adjustments attributable to contributions and distributions of money and property effected prior to such distribution), pro rata in accordance with such positive Capital Account balances. This distribution shall be made no later than the end of the fiscal year during which the Partnership is liquidated (or, if later, ninety (90) days after the date on which the Partnership is liquidated). Upon the completion of the liquidation of the Partnership and the distribution of all the Partnership funds, the Partnership shall terminate and the General Partner (or the Liquidator, as the case may be) shall have the authority to execute and record all documents required to effectuate the dissolution and termination of the Partnership. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners may instead be distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership property, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the Partners arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement.
     14.4 Creation of Reserves. After making payment or provision for payment of all debts and liabilities of the Partnership and all expenses of liquidation, the Liquidator may set up such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership.
     14.5 Final Statement. Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Partners a statement which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation, each Partner’s pro rata portion of distributions under Section 14.3, and the amount retained as reserves by the Liquidator under Section 14.4.
15. POWER OF ATTORNEY
     15.1 General Partner as Attorney-in-Fact. Each Limited Partner hereby makes, constitutes, and appoints the General Partner, with full power of substitution and resubstitutions, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit to sign, execute, certify, acknowledge, swear to, file, and record (a) this Agreement and all agreements, certificates, instruments, and other documents amending or changing this Agreement as now or hereafter amended which the General Partner may deem necessary, desirable, or appropriate including, without limitation, to reflect (i) the valid exercise by the General Partner of any power granted to it under this Agreement; (ii) any amendments adopted by the Partners in accordance with the terms of this Agreement; (iii) the valid admission of any Substituted Limited Partner or Additional Limited Partner to the Partnership; or (iv) the valid disposition by any Limited Partner of its interest in the Partnership; and (b) any certificates, instruments, or documents as may be required by, or may be appropriate under, the laws of the State of Louisiana.
     15.2 Nature of Special Power. The power of attorney granted pursuant to this Article 15:
     (a) is a special power of attorney coupled with an interest and is irrevocable;
     (b) may be exercised by any such attorney-in-fact by listing the Limited Partners executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Limited Partners; and

     (c) shall survive the death, disability, legal incapacity, Bankruptcy, insolvency, dissolution, or cessation of existence of a Limited Partner and shall survive the delivery of an assignment by a Limited Partner of the whole or a portion of its interest in the Partnership, except that where the assignment is of such Limited Partner’s entire interest in the Partnership and the assignee, with the consent of the General Partner, is admitted as a Substituted Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.
16. MISCELLANEOUS
     16.1 Notices. All notices given pursuant to this Agreement shall be in writing and shall be deemed effective when personally delivered or when placed in the United States mail, registered or certified with return receipt requested, or when sent by prepaid telegram or facsimile followed by confirmatory letter. For purposes of notice, the addresses of the Partners shall be as stated under their names on the attached Exhibit A; provided, however, that each Partner shall have the right to change his address with notice hereunder to any other location by the giving of thirty (30) days notice to the General Partner in the manner set forth above.
     16.2 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive federal laws of the United States and the laws of the State of Louisiana.
     16.3 Attorneys’ Fees. If any litigation is initiated by the Partnership against any Partner or by any Partner against another Partner or the Partnership relating to this Agreement or the subject matter hereof, the Person prevailing in such litigation shall be entitled to recover, in addition to all damages allowed by law and other relief, all court costs and reasonable attorneys’ fees incurred in connection therewith.
     16.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Partners, and their respective heirs, legal representatives, successors and permitted assigns; provided, however, that nothing contained herein shall negate or diminish the restrictions set forth in Articles 11 or 12 hereof.
     16.5 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. The failure by any party to specifically enforce any term or provision hereof or any rights of such party hereunder shall not be construed as the waiver by that party of its rights hereunder. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

     16.6 Time. Time is of the essence with respect to this Agreement.
     16.7 Waiver of Partition. Notwithstanding any statute or principle of law to the contrary, each Partner hereby agrees that, during the term of the Partnership, he or it shall have no right (and hereby waives any right that he or it might otherwise have had) to cause any Partnership property to be partitioned and/or distributed in kind.
     16.8 Entire Agreement. This Agreement contains the entire agreement among the Partners relating to the subject matter hereof, and all prior agreements relative hereto which are not contained herein are terminated.
     16.9 Amendments. Except as otherwise expressly provided herein, amendments or modifications may be made to this Agreement only by setting forth such amendments or modifications in a document Approved by the Partners and any alleged amendment or modification herein which is not so documented shall not be effective as to any Partner. The General Partner may, without the consent of any other Partner, amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith to reflect:
     (a) a change in the name of the Partnership, a change in the location of the principal place of business of the Partnership, or a change in the registered office or the registered agent of the Partnership;
     (b) admission of a Limited Partner into the Partnership or termination of any Limited Partner’s interest in the Partnership in accordance with this Agreement;
     (c) qualification of the Partnership as a limited partnership under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes, provided, in either case, such action shall not adversely affect any Limited Partner;
     (d) a change (i) that is of an inconsequential nature and does not adversely affect the Partners in any material respect; (ii) that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or contained in any federal or state statute, compliance with any of which the General Partner deems to be in the best interest of the Partnership and the Limited Partners; or (iii) that is required or contemplated by this Agreement;

     (e) an addition to the representations, duties, or obligations of the General Partner; or
     (f) a change to any provision in this Agreement required to be so changed by the staff of the Securities and Exchange Commission or other federal agency or by a State Securities Commissioner or similar official, which change is deemed by such commission, agency or official to be for the benefit or protection of the Partners.
However, no amendment or modification which disproportionately affects the interest of any Partner in the capital, Profits or Losses of, or distributions or allocations with respect to, the Partnership shall be effective as to any Partner unless the same has been set forth in a document duly executed by such Partner.
     16.10 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the Partners as expressed herein, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.
     16.11 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the neuter shall include the masculine or feminine gender, and vice versa.
     16.12 Exhibits. Each Exhibit to this Agreement is incorporated herein for all purposes.
     16.13 Additional Documents. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.
     16.14 Section Headings. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section.
     16.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute but one document.
     IN WITNESS WHEREOF, the Partners have executed this Agreement as of April 19, 1999.

GENERAL PARTNER:

PHC-DOCTORS’ HOSPITAL, INC.

By:	/s/ Howard T. Wall

Name:	Howard T. Wall
Title:	Vice President/Secretary

LIMITED PARTNER:

PHC-LOUISIANA, INC.

By:	/s/ Howard T. Wall

Name:	Howard T. Wall
Title:	Vice President/Secretary

AMENDMENT NO. 1  TO
AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP
OF
PHC-OPELOUSAS, L.P.
          Amendment No. 1 to Amended and Restated Agreement of Limited Partnership of PHC-Opelousas, L.P., effective as of April ______, 2005 (this “Amendment”).
          WHEREAS, PHC-Doctors’ Hospital, Inc., as the General Partner (the “General Partner”), and PHC-Louisiana, Inc., as the Limited Partner (the “Limited Partner”) are parties to that certain Amended and Restated Agreement of Limited Partnership, dated as of May 24, 1999 (the “LP Agreement”); and
          WHEREAS, the General Partner and the Limited Partner now desire to amend certain provisions of the LP Agreement as more fully described herein.
          NOW, THEREFORE, the LP Agreement is hereby amended as follows:
          1. The LP Agreement shall be amended by adding a new paragraph to the end thereto, which shall read as follows:
     “All Limited Partnership interests in the Limited Partnership shall be represented by certificate(s) issued by the Limited Partnership, shall be deemed “securities” within the meaning of Section 8-102 of Article 8 of the Louisiana Uniform Commercial Code and shall be governed by Article 8 of the Louisiana Uniform Commercial Code.”
          2. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Louisiana.
          3. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.
          4. Except as amended hereby, the LP Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

PHC-DOCTORS’ HOSPITAL, INC., as General Partner

By:	William F. Carpenter III

Name:	William F. Carpenter III
Title:	Executive Vice President and Secretary

PHC-LOUISIANA, INC., as Limited Partner

By:	William F. Carpenter III

Name:	William F. Carpenter III
Title:	Executive Vice President and Secretary
Signature Page to Amendment No. 1 to LP Agreement
of PHC-Opelousas, L.P.